Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HP Inc. 401(k) Plan of our reports (a) dated December 10, 2020, with respect to the consolidated financial statements of HP Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of HP Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 31, 2020, and (b) dated June 16, 2020, with respect to the financial statements and schedules of the HP Inc. 401(k) Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
December 10, 2020